Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Carter Validus Mission Critical REIT II, Inc.:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Tampa, Florida

June 11, 2014

Certified Public Accountants